CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated February 11, 1997 and February 8, 1996, relating to the financial statements and financial highlights of the GE Investment Funds (formerly the Variable Investment Trust), which accompany such Statement of Additional Information. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Boston, Massachusetts
December 10, 1997